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                                                                   Exhibit 12.1


      Computation of Actual Ratio of Earnings To Fixed Charges and Ratio of
                            Earnings to Fixed Charges
                             (dollars in thousands)
                                   (Unaudited)

                                                                                            Year Ended December 31,
                                                                             --------------------------------------------------
                                                                               1996        1995      1994       1993      1992
                                                                               ----        ----      ----       ----      ----
EARNINGS:
  Net income                                                                 $151,103     131,036   117,295   101,992    97,937
  Interest on short-term borrowings                                            59,442      84,225    73,888    58,459    38,388
  Interest on long-term borrowings & capital leases                            14,227      11,157     8,297     8,158       590
  Rental expense*                                                               4,452       4,384     4,443     4,017     3,672
  Income tax                                                                   97,866      80,137    77,188    71,531    64,801
                                                                             --------     -------   -------   -------   -------
    Earnings before interest on borrowings, rents,
      expense, & taxes                                                 (a)    327,090     320,919   279,079   242,157   205,826

  Interest on deposits                                                        392,739     346,348   199,051   205,256   284,622
                                                                             --------     -------   -------   -------   -------
    Earnings before interest on borrowings, rental
      expense, taxes, & deposit interest                               (b)    719,829     367,267   478,130   447,413   490,248

  Preferred dividends                                                  (c)        900       3,600     3,600     3,600     3,900
                                                                             --------     -------   -------   -------   -------
    Earnings before interest on borrowings, rental
      expense, taxes, deposit interest & preferred
      dividends                                                        (d)   $720,729     670,867   481,730   451,013   483,848


FIXED CHARGES:
  Interest on short-term borrowings                                           159,442      84,225    73,868    58,458    38,385
  Interest on long-term borrowings                                             14,227      11,157     6,287     6,158       592
  Rental expense*                                                               4,452       4,364     4,443     4,017     3,872
                                                                             --------     -------   -------   -------   -------
    Fixed charges before interest on deposits &
      preferred dividends                                              (e)     76,122      99,748    84,598    68,634    42,848

  Interest on deposits                                                        392,739     346,348   199,051   205,256   284,622
                                                                             --------     -------   -------   -------   -------
    Fixed charges before preferred dividends                           (f)    470,860     448,094   283,649   273,890   327,470

  Preferred dividends                                                  (g)        900       3,600     3,600     3,600     3,600
                                                                             --------     -------   -------   -------   -------
    Total fixed charges                                                (h)   $471,760     $49,684   287,249   277,490   331,070

EARNINGS TO FIXED CHARGES RATIOS:

  Excluding interest on deposits and preferred
    dividends                                         (a)/(e)                    4.19%       3.22      3.50      3.53      4.80
  Including interest on deposits, excluding
    preferred dividends                               (b)/(f)                    1.53        1.50      1.69      1.63      1.50

  Including preferred dividends, excluding
    interest on deposits                              [(a)+(c))]/[(e)+(g)]       4.15        3.14      3.21      3.40      4.50
  Including preferred dividends and interest
    on deposits                                       (d)/(h)                    1.53        1.49      1.66      1.63      1.49
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* Rental expense shown above represents the portfolio of all rent expenses deemed representative of the interest factor.